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Exhibit 23.7

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

The undersigned hereby consents to the use of its name and reports dated February 25, 2003, relating to the oil and gas reserves of Carbon Energy Corporation (USA) at December 31, 2002, February 20, 2002, relating to the oil and gas reserves of Carbon Energy Corporation (USA) at December 31, 2001 and January 19, 2001, relating to the oil and gas reserves of Carbon Energy Corporation (USA) at December 31, 2000 in whole or in part, in Evergreen Resources, Inc. Form S-4, Registration Statement to the SEC, regarding the merger in which Carbon Energy Corporation will become a subsidiary of Evergreen Resources, Inc.

Very truly yours,
/s/ Ryder Scott Company, L.P. RYDER SCOTT COMPANY, L.P.

Date: May 6, 2003

Denver, Colorado

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  Exhibit 23.7